SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-8
0
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

       NEW SKY COMMUNICATIONS, INC. (formerly THOROUGHBREDS U.S.A., INC.)
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             (Exact name of registrant as specified in its charter)

New York                      2-98684-NY                  16-1229730
(State of incorporation)    (Commission file number)  (I.R.S. Employer
                                                       identification no.)
720 Reynolds Arcade, 16 East Main Street, Rochester, New York      14614
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(Address of principal executive offices)                          (Zip Code)

                Agreement Dated July 2, 1996 With Frank LaLoggia
                              (Full Title of Plan)

Registrant's telephone number, including area code: (716) 454-5490

                         Calculation of Registration Fee
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                                                   Proposed
                                      Proposed     maximum
Title                                 maximum      aggregate     Amount of
of Securities        Amount to be     offering     offering      registration
to be registered     registered       price        price         fee
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Common               3,000,000        $0.015      $45,000.00        $15.52

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                                     PART I

                           ITEM 1 -- Plan Information

         The shares of the Company are being issued pursuant to an Agreement dated July 2, 1996 between the Company and Frank LaLoggia and is compensation for services rendered in the past thereunder. A copy of the Agreement is annexed hereto as an exhibit. Disclosure of plan documentation and material information is not applicable to this registration.

Item 2 -- Registrant and Employee Plan Information

         Not Applicable.

                                     PART II

Item 3 -- Incorporation of Documents By Reference

            a. Registrant's last annual report filed on Form 10-K for the Year Ended December 31, 1996.

            b. Registrant's last quarterly report filed on Form 10-Q for the Quarter Ended September 30, 1997.

            c. Articles of Incorporation

            d. By-Laws

Item 4 -- Description of  Securities

         The shares consist of Common stock of the Company. There is no other class of stock of the Company. There are no special dividend rights, terms of conversion, voting rights sinking fund provisions, right of redemption, liquidation rights, preemption rights, liabilities of stockholders under state law, restrictions on alienation, discriminatory provisions nor provisions of the Articles of Incorporation or the By-Laws delaying or preventing a change of control. The Company has three classes of Directors who when elected serve a three year term.



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Item 5 -- Interests of Named Experts and Counsel

            Counsel of the Company is Carl R. Reynolds, Esq. who is also the sole director and President of the Company will receive no interest in this registration.

Item 6 -- Indemnification of Directors and Officers

            Article XI of the By-Laws of the Company indemnifies officers and directors of the Company against actions brought against them in their capacity as officer of director of the Company.

Item 7 -- Exemption From Registration Claimed

            None

Item 8 -- Exhibits

            a. Opinion of counsel annexed hereto

            b. Determination by I.R.S. -- Not applicable

            c. Agreement dated July 2, 1996 between the Company and Frank LaLoggia.

Item 9 -- Undertakings

         Registrant hereby undertakes to include material information with respect to the Agreement of distribution not previously disclosed in the registration statement or any material change to the registration statement and incorporate by reference any Exchange Act document filed after the effective date of the registration statement.
         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liability (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been



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settled by controlling precedent, submit to a Court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         The Registrant, Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York on January 6, 1998.

                                                NEW SKY COMMUNICATIONS, INC.
                                                  (Registrant)
                                           By:  /s/ CARL R. REYNOLDS
                                                Carl R. Reynolds, Presiden



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

(Signature)    /s/ CARL R. REYNOLDS

(Title)        President, Chief Financial Officer and Sole Director

(Date)         January 6, 1998



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                                  EXHIBIT INDEX

(1) Agreement dated July 2, 1996 between New Sky Communications, Inc. and Frank LaLoggia.

(2) Opinion of Counsel





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